Exhibit 4.5

SONIC AUTOMOTIVE, INC.

2012 FORMULA RESTRICTED STOCK PLAN

FOR NON-EMPLOYEE DIRECTORS

ARTICLE 1.    PURPOSE AND EFFECTIVE DATE

1.1      Purpose of the Plan.  The purpose of the Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors (the “Plan”) is to promote the interests of the Company and its stockholders by providing Non-Employee Directors with an ownership interest in the Company in order to more closely align their interests with those of the Company’s stockholders and to enhance the Company’s ability to attract and retain highly qualified Non-Employee Directors. The Plan is intended to constitute a “formula plan” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and shall be construed accordingly.

1.2      Effective Date.  The Plan was adopted by the Board of Directors on February 22, 2012, and shall be effective subject to and upon the requisite approval of the Company’s stockholders at the 2012 Annual Meeting of Stockholders. Upon the date on which this Plan is approved by the Company’s stockholders, the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors, amended and restated as of May 11, 2009, shall automatically terminate and no further restricted stock awards shall be granted thereunder.

ARTICLE 2.      DEFINITIONS

2.1      Definitions.  As used in the Plan, the following capitalized terms shall have the meanings set forth below:

    (a)      “Average Market Value” means the average of the closing sale price of the Common Stock on the principal securities exchange on which the Common Stock is then traded for the twenty (20) trading days immediately preceding the Grant Date.

    (b)      “Board” or “Board of Directors” means the Board of Directors of the Company.

    (c)      “Change in Control” means any merger or consolidation in which the Company is not the surviving corporation and which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all of its assets or any tender offer or exchange offer for, or the acquisition, directly or indirectly, by any person or group of, all or a majority of the then-outstanding voting securities of the Company.

    (d)      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor act thereto. Reference to any section of the Code shall be deemed to include reference to applicable regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, regulations or guidance.

    (e)      “Common Stock” means the Class A common stock of the Company, par value $0.01 per share.

    (f)      “Company” means Sonic Automotive, Inc., a Delaware corporation, or any successor thereto.

    (g)      “Director” means a member of the Board of Directors.

    (h)      “Disability” means a permanent and total disability as described in Section 22(e)(3) of the Code.

    (i)      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto. Reference to any section of (or rule promulgated under) the Exchange Act shall be deemed to include reference to applicable rules, regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, rules, regulations and guidance.

    (j)      “Grant Date” means the date on which a grant of Restricted Stock is made to a Non-Employee Director pursuant to Section 6.1.

    (k)      “Non-Employee Director” means a member of the Board of Directors who is not an employee of the Company or any of its Subsidiaries.

    (l)      “Plan” means this Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors, as amended from time to time.

    (m)      “Restricted Stock” means Common Stock granted to Non-Employee Directors pursuant to Article 6, which Common Stock is nontransferable and subject to a substantial risk of forfeiture.

    (n)      “Restricted Stock Award” means a grant of Restricted Stock.

ARTICLE 3.      ADMINISTRATION

Subject to the provisions of the Plan, the Board shall have full and exclusive power to administer the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan’s administration; and to delegate ministerial administrative responsibilities under the Plan; provided, however, that in no event shall the Board have the power or authority to determine the recipients, amount, price or timing of Restricted Stock Awards to be granted under the Plan. Determinations made with respect to an individual Non-Employee Director shall be made without participation by such Non-Employee Director. All determinations, decisions and interpretations made by the Board pursuant to the provisions of the Plan shall be final, conclusive and binding on all parties, including Non-Employee Directors, the Company, the Company’s stockholders, and any other interested persons.

ARTICLE 4.      STOCK SUBJECT TO THE PLAN

4.1      Stock Available Under the Plan.  Subject to adjustments as provided in Section 4.2, the aggregate number of shares of Common Stock that may be issued in connection with Restricted Stock Awards granted under the Plan is Three Hundred Thousand (300,000) shares of Common Stock. Shares of Common Stock issued under the Plan may be shares of original issuance, shares held in the treasury of the Company or shares purchased in the open market or otherwise. Shares of Common Stock covered by Restricted Stock Awards that are forfeited or canceled or otherwise are terminated in whole or in part for any reason shall be available for further grants under the Plan.

4.2      Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, to prevent the dilution or enlargement of rights shall be made by the Board to (a) the maximum number and kind of shares that may be issued under the Plan as set forth in Section 4.1; and (b) the number and kind of shares that are subject to then outstanding Restricted Stock Awards. Notwithstanding the foregoing, the Board, in its discretion, shall make such adjustments as are necessary to eliminate fractional shares that may result from any adjustments made pursuant hereto. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock covered by an outstanding Restricted Stock Award.

ARTICLE 5.      Participation

Each Non-Employee Director shall be eligible to receive Restricted Stock Awards as described below in Article 6 during his or her tenure as a Non-Employee Director.

ARTICLE 6.      FORMULA GRANTS OF RESTRICTED STOCK

6.1      Formula Grants of Restricted Stock.  Subject to the terms of the Plan, Restricted Stock shall be granted to Non-Employee Directors automatically and without further action of the Board of Directors as follows:

    (a)      Annual Grants.  On the first business day following each annual meeting of the Company’s stockholders beginning with the 2012 Annual Meeting of Stockholders, each Non-Employee Director who is then a member of the Board shall receive a grant of Restricted Stock consisting of that number of shares that equals $75,000 divided by the Average Market Value of the Common Stock as of the Grant Date, rounded up to the nearest whole share. The shares covered by such grant of Restricted Stock shall vest in full on the earlier of (i) the first anniversary of the Grant Date or (ii) the day before the next annual meeting of the Company’s stockholders following the Grant Date. Vesting on any such date is subject to continued service as a Director (whether or not in the capacity of a Non-Employee Director) through such date.

    (b)      Interim Grants to New Non-Employee Directors.  If a Non-Employee Director initially becomes a member of the Board during a calendar year but after the annual meeting of the Company’s stockholders has been held for such year, the Non-Employee Director shall receive a grant of Restricted Stock, effective as of the date of such initial appointment to the Board, consisting of that number of shares that equals $75,000 divided by the Average Market Value of the Common Stock as of the Grant Date, rounded up to the nearest whole share. The shares covered by such grant of Restricted Stock shall vest in full on the first anniversary of the Grant Date. Vesting on such date is subject to continued service as a Director (whether or not in the capacity of a Non-Employee Director) through such date.

    (c)      Pro Rata Allocation.  If, on any Grant Date, the number of shares of Common Stock with respect to which Restricted Stock shall be granted pursuant to this Section 6.1 exceeds the number of shares then available for issuance under the Plan, the number of shares of Restricted Stock to be granted to the Non-Employee Directors on such Grant Date shall be reduced on a pro rata basis.

6.2      Nontransferability.  The shares of Restricted Stock may not be sold, assigned, conveyed, pledged, exchanged, hypothecated, alienated or otherwise disposed of or transferred in any manner to the extent they remain unvested.

6.3      Termination of Service.  Except as provided in Section 6.4 below which shall apply in the event of a termination of service immediately prior to or upon a Change in Control, if a Director’s service on the Board terminates for any reason other than the Director’s death or Disability, all shares of Restricted Stock not vested at the time of such termination shall be immediately and automatically forfeited by such Director. If a Director’s service on the Board terminates by reason of the Director’s death or Disability, the Restricted Stock held by the Director shall vest in full as of the date of such termination.

6.4      Change in Control.  Notwithstanding any other provision of the Plan, all outstanding shares of Restricted Stock shall be deemed vested as of (a) the date of consummation of a tender offer or exchange offer that constitutes a Change in Control or (b) the third business day prior to the effective date of any other Change in Control.

6.5      Stockholder Rights.  Except as otherwise provided by the Plan, a Non-Employee Director who has been granted Restricted Stock shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends, if and when declared by the Board of Directors. With respect to any shares of Restricted Stock received as a result of adjustments under Section 4.2 hereof and also any shares of Common Stock that result from dividends declared on the Common Stock, the Non-Employee Director shall have the same rights and privileges, and be subject to the same restrictions, as apply generally to Restricted Stock under the Plan.

6.6      Award Agreement.  Each grant of Restricted Stock shall be evidenced by an award agreement between the Non-Employee Director and the Company, in substantially the form of Appendix A to this Plan.

6.7      Issuance of Restricted Stock/Stock Certificates.  A grant of Restricted Stock may be evidenced in such manner as the Company shall deem appropriate, including without limitation, book-entry registration or the issuance of a stock certificate (or certificates) representing the number of shares of Restricted Stock granted to the Non-Employee Director, containing such legends as the Company deems appropriate and held in custody by the Company or on its behalf, in which case the grant of Restricted Stock shall be accompanied by appropriate stop-transfer instructions to the transfer agent for the Common Stock, until the restrictions lapse and the shares of Restricted Stock become vested. The Company may require the Director to deliver to the Company a stock power, endorsed in blank, relating to the shares of Restricted Stock to be held in custody by or for the Company.

6.8      Company Policies.  All Restricted Stock Awards granted under the Plan shall be subject to the terms and conditions of any applicable policy regarding clawbacks, forfeitures, or recoupments adopted by the Company.

ARTICLE 7.      AMENDMENT, SUSPENSION AND TERMINATION

The Board may at any time, and from time to time, amend, suspend or terminate the Plan in whole or in part; provided that, any such amendment, suspension or termination of the Plan shall be subject to the requisite approval of the stockholders of the Company to the extent stockholder approval is necessary to satisfy the applicable requirements of the Exchange Act or Rule 16b-3 thereunder, any New York Stock Exchange, Nasdaq or securities exchange listing requirements or any other law or regulation. Unless sooner terminated by the Board, the Plan shall terminate on February 22, 2022, a term of ten years from the date the Plan was initially adopted by the Board. No further Restricted Stock Awards may be granted after the termination of the Plan, but the Plan shall remain effective with respect to any then outstanding Restricted Stock Awards. Except as otherwise provided herein, no amendment, suspension or termination of the Plan shall adversely affect in any material way the rights of a Non-Employee Director under any outstanding Restricted Stock Award without the Non-Employee Director’s consent. Notwithstanding the foregoing, it is expressly contemplated that the Board may amend the Plan or the terms of any outstanding Restricted Stock Award in any respect it deems necessary or advisable to comply with any exchange listing requirement, applicable law or other regulatory requirements, including, but not limited to, Section 409A of the Code, without obtaining the individual consent of any Non-Employee Director who holds an outstanding Restricted Stock Award.

ARTICLE 8.      TAX MATTERS

8.1      Withholding.  To the extent applicable, a Director that has received a Restricted Stock Award under this Plan shall pay or make provision for payment to the Company the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock Award. The determination of the withholding amounts due in such event shall be made by the Company and shall be binding upon the Director. The Company shall not be required to deliver or release any shares of Common Stock unless the Director has made acceptable arrangements to satisfy any such withholding requirements. Notwithstanding the foregoing, nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

8.2      Section 83(b) Election.  If a Non-Employee Director makes an election pursuant to Section 83(b) of the Code with respect to Restricted Stock, the Non-Employee Director shall be required to promptly file a copy of such election with the Company as required under Section 83(b) of the Code.

ARTICLE 9.      GENERAL PROVISIONS

9.1      Restrictions on Stock Ownership/Legends.  Notwithstanding anything in the Plan to the contrary, the Board, in its discretion, may establish guidelines applicable to the ownership of any shares of Common Stock acquired under this Plan as it may deem desirable or advisable, including, but not limited to, time-based or other restrictions on transferability regardless of whether or not the Common Stock is otherwise vested. All stock certificates representing shares of Common Stock issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Board may deem advisable and the Board may cause any such certificates to have legends affixed thereto to make appropriate references to any applicable restrictions.

9.2      No Guarantee of Continued or Future Service on the Board.  Nothing in the Plan or any award agreement shall be construed to confer upon any Director any right to continued or future service on the Board of Directors.

9.3      Unfunded Plan.  To the extent that any person acquires a right to receive Common Stock under the Plan, such right shall be only contractual in nature unsecured by any assets of the Company or any subsidiary. Neither the Company nor any subsidiary shall be required to segregate any specific funds, assets or other property with respect to any Restricted Stock Awards under this Plan. With respect to receipt of Common Stock, a Director (and any person claiming through him) shall have only the status of an unsecured general creditor of the Company.

9.4      Requirements of Law.  The granting of Restricted Stock Awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent applicable, the Plan and Restricted Stock Awards granted hereunder are intended to comply with the provisions of and satisfy the requirements for exemption under Rule 16b-3 or any successor rule under the Exchange Act.

9.5      Approvals and Listing.  The Company shall not be required to grant any Restricted Stock Awards or issue any certificate or certificates for shares of Common Stock under the Plan prior to (a) obtaining any required approval from the stockholders of the Company; (b) obtaining any approval from any governmental agency that the Company shall, in its discretion, determine to be necessary or advisable; (c) the admission of such shares of Common Stock to listing on any national securities exchange on which the Company’s Common Stock may be listed; and (d) the completion of any registration or other qualification of such shares of Common Stock under any state or federal law or ruling or regulation of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable. The Company may require that any Non-Employee Director granted a Restricted Stock Award hereunder make such representations and agreements and furnish such information as it deems appropriate to assure compliance with the foregoing or any other applicable legal requirement. Notwithstanding the foregoing, the Company shall not be obligated at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Plan.

9.6      Other Corporate Actions.  Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company to adopt other compensation arrangements or the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its business or assets.

9.7      Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine, and the plural shall include the singular and the singular shall include the plural.

9.8      Severability.  The invalidity or unenforceability of any particular provision of this Plan shall not affect the other provisions hereof, and the Board may elect in its discretion to construe such invalid or unenforceable provision in a manner that conforms to applicable law or as if such provision was omitted.

9.9      Governing Law.  To the extent not preempted by federal law, the Plan, and all award agreements hereunder, shall be construed in accordance with and governed by the laws of the State of North Carolina (excluding the principles of conflict of law thereof). The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan or any Restricted Stock Awards hereunder will be exclusively in the courts of the State of North Carolina, County of Mecklenburg, including the federal courts located therein (should federal jurisdiction exist).

9.10      Successors.  All obligations of the Company under the Plan with respect to Restricted Stock Awards granted hereunder shall be binding on any successor of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company or other transaction.

9.11      Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

APPENDIX A

TO

SONIC AUTOMOTIVE, INC.

2012 FORMULA RESTRICTED STOCK PLAN

FOR NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Restricted Stock Agreement”) is entered into as of                  (the “Grant Date”) between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and                  (the “Non-Employee Director”).

WHEREAS, the Company has established the Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors (the “Plan”), pursuant to which the Company shall, from time to time, make grants of restricted shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), to eligible members of the Board of Directors of the Company (the “Board of Directors”) who are not employees of the Company or any of its subsidiaries;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.      Grant of Restricted Stock.  In consideration for the Non-Employee Director’s service on the Board of Directors and subject to the terms and conditions set forth in this Restricted Stock Agreement and the Plan, the Company hereby grants to the Non-Employee Director                     (            ) shares of Common Stock (the “Restricted Stock”).

2.      Vesting and Termination of Service.

    (a)      Except as otherwise provided in this Section 2, the Restricted Stock shall vest in full on the earlier of (i) the first anniversary of the Grant Date or (ii) the day before the next annual meeting of the Company’s stockholders following the Grant Date.

    (b)      Notwithstanding the foregoing, if this Restricted Stock Agreement pertains to a grant of Restricted Stock to the Non-Employee Director made in connection with his or her initial appointment to the Board of Directors but after the annual meeting of the Company’s stockholders has been held for the calendar year in which such initial appointment occurs, then except as otherwise provided in this Section 2, the Restricted Stock shall vest in full on the first anniversary of the Grant Date.

    (c)      Vesting generally is subject to continued service as a member of the Board of Directors through the applicable vesting date. Except as provided in Section 2(d) below which shall apply in the event of a termination of service immediately prior to or upon a Change in Control, if the Non-Employee Director’s service on the Board of Directors terminates for any reason other than the Non-Employee Director’s death or Disability, all shares of Restricted Stock not vested at the time of such termination shall be immediately and automatically forfeited by the Non-Employee Director. If the Non-Employee Director’s service on the Board of Directors terminates by reason of the Non-Employee Director’s death or Disability, the Restricted Stock held by the Non-Employee Director shall vest in full as of the date of such termination.

    (d)      The Restricted Stock shall become fully vested in connection with a Change in Control in accordance with the terms of the Plan.

3.      Restrictions on Transferability.  The Non-Employee Director may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock in any manner to the extent it remains unvested. No assignment, pledge or transfer of the Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective, but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock, the Restricted Stock shall be forfeited.

4.      Company Policies.  The Restricted Stock also shall be subject to the terms and conditions of any applicable policy regarding clawbacks, forfeitures, or recoupments adopted by the Company.

5.      Forfeiture Procedure; Company Policies.  In the event of any forfeiture of the Restricted Stock, such forfeiture shall be automatic and without further act or deed by the Non-Employee Director. Notwithstanding the foregoing, if requested by the Company (or its agent), the Non-Employee Director shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

6.      Tax Matters (Withholding and 83(b) Elections).  To the extent applicable, the Non-Employee Director shall pay or make provision for payment to the Company the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock (including, subject to applicable law, by electing to have the Company withhold or retain shares of Common Stock with a fair market value sufficient to satisfy the minimum required withholding amount). The determination of the withholding amounts due in such event shall be made by the Company and shall be binding upon the Non-Employee Director. The Company shall not be required to deliver or release any shares of Common Stock unless the Non-Employee Director has made acceptable arrangements to satisfy any such withholding requirements. Notwithstanding the foregoing, nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

THE NON-EMPLOYEE DIRECTOR ACKNOWLEDGES THAT HE OR SHE IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH THE NON-EMPLOYEE DIRECTOR’S OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE NON-EMPLOYEE DIRECTOR THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK, INCLUDING THE DECISION TO MAKE AND TIMELY FILE, AND THE CONSEQUENCES OF, ANY ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE. THE NON-EMPLOYEE DIRECTOR ALSO SHALL TIMELY DELIVER A COPY OF ANY SUCH SECTION 83(B) FILING TO THE COMPANY.

7.      Rights as Shareholder.  Notwithstanding the foregoing vesting and transfer restrictions that apply to the Restricted Stock, but subject to the terms of this Restricted Stock Agreement and the Plan, the Non-Employee Director generally shall otherwise have the beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to receive dividends (if any) paid with respect to such shares and the right to vote such shares; provided, however, that (a) any dividend payments will be made no later than the end of the calendar year in which the dividends are paid to shareholders of the Common Stock or, if later, the fifteenth day of the third month following the date the dividends are paid to shareholders of the Common Stock; and (b) with respect to any shares of Common Stock that arise from dividends or adjustments under Section 9 with respect to the Restricted Stock, the Non-Employee Director shall have the same rights and privileges, and shall be subject to the same restrictions, that apply to the Restricted Stock under this Restricted Stock Agreement and the Plan.

8.      Book-Entry Form.  The shares of Restricted Stock generally shall be evidenced in book-entry or similar form and maintained by or on behalf of the Company in such form. In such case, no stock certificates shall be issued and the applicable restrictions will be noted in the records of the Company and its transfer agent. Notwithstanding the foregoing, in the discretion of the Company, a certificate or certificates representing the Restricted Stock may be registered in the name of the Non-Employee Director and held in escrow or other custody by or on behalf of the Company. In either case, each certificate or book-entry record may bear such legends as the Company deems appropriate to reflect the applicable terms and conditions upon the Restricted Stock.

9.      Adjustments.  The Restricted Stock granted pursuant to this Restricted Stock Agreement may be subject to adjustment as provided in the Plan in the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or other relevant changes in the Company’s capital structure. The existence of the Restricted Stock shall not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

10.      Securities Laws.  Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Non-Employee Director pursuant to this Restricted Stock Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Restricted Stock Agreement. The Company may require that the Non-Employee Director make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

11.      Resolution of Disputes; Interpretation.  Subject to the Plan, the Board of Directors shall have the full and exclusive authority and discretion to resolve any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Agreement, and any such determination or interpretation by the Board of Directors shall be final, binding and conclusive on all parties affected thereby. However, determinations made with respect to the Non-Employee Director shall be made without the participation by the Non-Employee Director.

12.      Miscellaneous.

    (a)      Binding on Successors and Representatives.  Subject to the transfer restrictions applicable to the Non-Employee Director hereunder and other conditions hereof, this Restricted Stock Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Non-Employee Director’s heirs, executors, administrators, and personal representatives; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument which may be necessary legally to effect the terms and conditions of this Restricted Stock Agreement.

    (b)      No Service Rights.  Nothing contained in this Restricted Stock Agreement shall confer upon the Non-Employee Director any right to continue in the service of the Company nor interfere with or limit in any way the right of the Company to terminate the Non-Employee Director’s service for the Company.

    (c)      Entire Agreement; Amendment.  This Restricted Stock Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock and supersede any previous agreement, whether written or oral, with respect thereto. This Restricted Stock Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Restricted Stock Agreement and the terms of the Plan, the terms of the Plan shall control. Except as otherwise provided below or in the Plan, neither this Restricted Stock Agreement nor any of the terms and conditions herein set forth may be modified or amended except by a writing signed by both parties. Notwithstanding the foregoing, it is intended that this Restricted Stock Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors may, without obtaining the consent of the Non-Employee Director, amend this Restricted Stock Agreement in any respect it deems necessary or advisable to comply with applicable law, including, but not limited to, Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Agreement from being subject to Section 409A of the Code.

    (d)      Notices.  All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered; (ii) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service; or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc
Attention: Chief Financial Officer	Attention: General Counsel
4401 Colwick Road	4401 Colwick Road
Charlotte, NC 28211	Charlotte, NC 28211

If to the Non-Employee Director:

To the Non-Employee Director’s address appearing in the Company’s records, or at such other address as the Non-Employee Director shall designate by notice.

    (e)      Governing Law.  This Restricted Stock Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Restricted Stock Agreement or the Plan will be exclusively in the courts of the State of North Carolina, County of Mecklenburg, including the federal courts located therein (should federal jurisdiction exist).

    (f)      Construction of Terms and Definitions.  Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Restricted Stock Agreement shall have the meanings ascribed to them in the Plan.

    (g)      Severability.  The invalidity or unenforceability of any particular provision of this Restricted Stock Agreement shall not affect the other provisions hereof, and the Board of Directors may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement effective as of the day and year first written above.

SONIC AUTOMOTIVE, INC.	NON-EMPLOYEE DIRECTOR: <NAME>

By:
Title: